Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Precision Optics Corporation, Inc. on Amendment No. 1 to the Form S-1 of our report dated September 26, 2019, with respect to our audits of the consolidated financial statements of Precision Optics Corporation, Inc. and its subsidiaries as of June 30, 2019 and 2018 included in the Company’s Annual Report on 10-K for the year ended June 30, 2019 and of our report dated June 12, 2019 relating to the financial statements of Ross Optical Industries, Inc. for the years ended December 31, 2018 and 2017.

/s/ Stowe & Degon LLC

Stowe & Degon

Westborough, Massachusetts

November 21, 2019